UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
June 6, 2008 (June 5, 2008)
TARGA RESOURCES PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33303 (Commission File Number)	65-1295427 (IRS Employer Identification No.)
1000 Louisiana, Suite 4300
Houston, TX 77002
(Address of principal executive office and Zip Code)
(713) 584-1000
(Registrants’ telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	— Regulation FD Disclosure.
     Beginning on June 6, 2008, Targa Resources Partners LP (the “Partnership”) is disclosing the following information to investors and potential investors in connection with its offering (the “Offering”) of senior notes due 2016:
     In 2007, Copano Energy, LLC (“Copano”) acquired Cimmarron Gathering, LP, which was a party to two gas purchase agreements with Targa North Texas LP (“Targa North Texas”). Copano elected to allow one of the contracts to expire in accordance with its terms in May 2008. Copano has disputed its obligations to deliver gas under the other contract and, as of June 1, 2008, has ceased delivering a portion of the gas dedicated to Targa North Texas. In May 2008, Copano’s affiliate, River View Pipelines, L.L.C. (“River View”) as successor to the remaining contract, filed suit in the 190th Judicial District Court in Harris County, Texas, against Targa North Texas seeking a declaratory judgment that it has no obligation to sell to Targa North Texas any gas purchased by River View from wells located in Denton, Wise, Cooke, or Montague Counties, Texas, under the remaining contract. For the fiscal year ending December 31, 2007, the gas volumes purchased by us under the terminated contract were approximately 7 MMcf/day. Targa North Texas has not been served with this lawsuit and has not filed an answer or other responsive pleading. Although the Partnership believes the volumes are contractually required to flow on its system and will contest River View’s claim; the Partnership can give no assurances regarding the outcome of the proceeding.

Item 8.01	— Other Events.
     On June 5, 2008, the Partnership issued a press release announcing that it intends to commence the Offering. The Partnership is filing a copy of the press release as Exhibit 99.1 hereto, which is incorporated by reference to this Item 8.01.

Item 9.01	— Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Press release dated June 5, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES PARTNERS LP
	By:	Targa Resources GP LLC, its general partner

Dated: June 6, 2008	By:	/s/ Jeffrey J. McParland
Jeffrey J. McParland
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 5, 2008.